THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON RESALE AND MAY NOT BE RESOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE SHARES OF

COMMON STOCK

OF

PATIENT INFOSYSTEMS, INC.

Void after November 17, 2014

Dated: January 25, 2006

Patient Infosystems, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, ____________________ or its permitted assigns (“Holder”), is entitled, subject to the terms and conditions of this Warrant, at any time before 5:00 p.m. Eastern Standard Time on November 17, 2014 (the “Expiration Date”) to purchase from the Company, the Warrant Shares at the Exercise Price (as such terms are defined below). The Exercise Price and the number and character Warrant Shares purchasable hereunder are subject to adjustment as provided herein. The term “Warrant” as used herein, shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is being issued in connection with that Agreement and Plan of Merger dated September 19, 2005 by and among the Company, PATY Acquisition Corp., and CCS Consolidated, Inc., as amended on November 22, 2005 and December 23, 2005 (as so amended, the “Merger Agreement”) and is being issued in consideration of Holder’s continuing guaranty of CCS Consolidated, Inc.’s indebtedness under the Comerica Facility (as defined below). Subject to Sections 1.1 and 1.2, from time to time, unless otherwise indicated, the aggregate number of Warrant Shares that Holder may purchase by exercising this Warrant at such particular point in time shall be equal to the lesser of (i) the aggregate sum of Quarterly Accrual Amounts occurring up to the date of determination, and (ii) ___________ shares of Common Stock, subject to adjustment pursuant to the terms hereof.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)          The term “Comerica Facility” shall mean the Loan and Security Agreement between the Company and Comerica Bank, successor by merger to Comerica Bank – California (the “Bank”), dated as of October 9, 2002, as amended from time to time, including without limitation by a First Amendment to Loan and Security Agreement dated as of October 28, 2003 and an Assignment, Assumption and Amendment Agreement dated as of November 17, 2004, and as may be further amended from time to time.

(b)	The term “Exercise Price” shall mean $0.003172 per Warrant Share.

(c)          The term “Guaranty” shall mean that certain Unconditional Guaranty made by the Holder to the Bank, dated October 9, 2002, as amended by the First Amendment to Loan and Security Agreement dated as of October 28 2003 and that certain Assignment, Assumption and Amendment Agreement dated as of November 17, 2004 and as may be amended from time to time.

(d)          The term “Holder Default” shall mean an Event of Default (as such term is defined in the Comerica Facility) declared by the Bank under the Comerica Facility resulting from the default of the Holder under the Guaranty.

(e)         The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holders of the Warrants at any time shall be entitled to receive, or shall have received, on the exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

(f)           The term “Quarterly Accrual Amount” shall mean an amount, calculated for each Quarterly Accrual Period, but excluding any Quarterly Accrual Period in which a Holder Default occurs and each Quarterly Accrual Period thereafter, equal to the product of (i) _________, and (ii) a fraction, (A) the numerator of which shall be the weighted average principal amount owed by the Company pursuant to the Comerica Facility during such Quarterly Accrual Period, and (B) the denominator of which shall be $8,000,000.

(g)          The term “Quarterly Accrual Period” shall mean the three-month period ending on each of February 17, 2006, May 17, 2006, August 17, 2006 and November 17, 2006.

(h)          The term “Common Stock” shall mean the Company’s Common Stock, par value of $.01 per share, as authorized on the date of this Warrant.

(i)           The term “Warrant Shares” shall mean the Common Stock issuable upon exercise of the Warrant, and unless the context otherwise requires, shall include the Other Securities and property at any time issuable upon exercise of this Warrant.

1.	Exercise of Warrant.

1.1          Method of Exercise. Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant in whole or in part with regard to any Warrant Shares that such Holder is eligible to purchase pursuant to the terms hereof, by surrendering this Warrant at the principal executive office of the Company, together with an executed Notice of Exercise in the form attached hereto as Exhibit 1 and payment in full of the Exercise Price for the number of shares of Warrant Shares to be purchased upon such exercise of this Warrant.

1.2          Partial Exercise. This Warrant may be exercised in part at any time prior to the Expiration Date (in lots of 100 Warrant Shares or, if this Warrant is then exercisable for a lesser amount, in such lesser amount) by surrender of this Warrant and payment of the Exercise

Price in the manner and at the place provided in subsection 1.1, except that the aggregate Exercise Price payable by the holder on such partial exercise shall be the amount obtained by multiplying (a) the number of shares of Common Stock, as the case may be, designated by the holder in the form of subscription at the end hereof by (b) the Exercise Price. On any such partial exercise the Company at its expense will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant or Warrants of like tenor, in the name of the holder hereof or as such holder (upon payment by such holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock for which such Warrant or Warrants may still be exercised. For the avoidance of doubt, no exercise of this Warrant for all or part of the Warrant Shares that the Holder is at such time eligible to exercise therefore in accordance with the provisions hereof, shall in any way impair or destroy the ability of such Holder to exercise this Warrant for Warrant Shares that later become exercisable by such Holder pursuant to the terms hereof.

1.3          Company Acknowledgment. The Company will, at the time of the exercise of this Warrant, upon the request of the holder hereof acknowledge in writing its continuing obligation to afford to such holder any rights to which such holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder any such rights.

1.4          Net Issue Election. The holder may elect to receive, without the payment by the holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the exchange of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A-B)
A

where X = the number of shares to be issued to the holder pursuant to this Section 1.4.

Y =        the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 1.4.

A =      the fair market value of one share of Common Stock as determined in accordance with the provisions of this Section 1.4.

B =        the Exercise Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 1.4.

For purposes of this Section 1.4, the “fair market value” per share of Common Stock shall mean:

(i)           If the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the Nasdaq National Market (the “National Market”), the fair market value shall be the average of the last reported prices of the Common Stock on such exchange or on the National Market over the twenty (20) consecutive business days immediately preceding the effective date of exercise of the net issue election or if the last reported sale price information is not available for such days, the average of the mean of the closing bid and asked prices for such days on such exchange or on the National Market;

(ii)          If the Common Stock is traded over-the-counter, the fair market value shall be the average of the mean of the last bid and asked prices reported over the twenty (20) consecutive business days immediately preceding the effective date of exercise of the net issue election; and

(iii)        If there is no active public market for the Common Stock, the fair market value shall be the price determined in good faith by the Board of Directors of the Company.

2.            Delivery of Stock Certificates, etc. on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder hereof, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock (or if such shares of Common Stock have been converted into Common Stock in accordance with the Company’s Certificate of Incorporation as then in effect, shares of Common Stock) to which such holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then current market value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such holder is entitled upon such exercise pursuant to Section 1 or otherwise.

3.	Adjustment for Dividends in Other Stock, Property, etc.; Reclassification, etc.

(a)          In case at any time or from time to time, the holders of Common Stock of the Company in their capacity as such shall have received, or (on or after the record date fixed for the determination of stockholders eligible to receive) shall have become entitled to receive, without payment therefor,

(i)                          other or additional stock or other securities or property (other than cash) by way of dividend, or

(ii)                        any cash (excluding cash dividends payable solely out of earnings or earned surplus of the Company), or

(iii)                       other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement, other than additional shares of Common Stock issued in a stock-split or reverse stock split (adjustments in respect of which are provided for in Section 3(b) hereof), then and in each such case the holder of this Warrant, on the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (ii) and (iii) of this Section 3(a)) which such holder would hold on the date of such exercise if on the date hereof he had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash in the cases referred to in subdivisions (ii) and (iii) of this Section 3(a)) receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4.

(b)          In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the number of shares purchasable under this Warrant shall be proportionately increased; and conversely, in case the Common Stock of the Company shall be combined into a smaller number of shares, the number of shares purchasable hereunder shall be proportionately reduced.

4.	Adjustment for Reorganization or Liquidation

4.1          Reorganization or Liquidation, etc. In case at any time or from time to time, there occurs (A) the voluntary or involuntary liquidation, dissolution or winding up of the Company, (B) the consummation of a (1) merger or consolidation of the Company into or with another corporation that results in the securities of the Company being exchanged for cash or securities of the surviving entity or a combination thereof, (2) the sale, license or other transfer of all or substantially all the assets of the Company, or (3) a sale of the outstanding stock of the Company in which in excess of fifty percent (50%) of Company’s voting power is transferred ((1), (2) or (3) being a “Liquidation”), or (C) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, then, in each such case, the holder of this Warrant, on the exercise hereof as provided in Section 1, shall receive, in lieu of the Common Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation, if such holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 3.

4.2          Continuation of Terms. Upon any reorganization or Liquidation, this Warrant shall continue in full force and effect, subject to expiration in accordance with Section 14 hereof, and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization or Liquidation and shall be binding upon the issuer of any such stock or other securities.

5.            No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Warrants against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value or stated value of any shares of stock receivable on the exercise of the Warrants above the amount payable therefor on such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the exercise of all Warrants from time to time outstanding.

6.            Certificate as to Adjustments. In each case of an adjustment or readjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of the Warrants, the Company, at its expense, shall compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each holder of a Warrant. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or to be received by the Company for any additional shares of Common Stock issued or sold, (b) the Exercise Price both before and after such adjustment or readjustment, and (c) the number of shares of Common Stock to be received upon exercise of this Warrant both before and after such adjustment or readjustment.

7.	Notices of Record Date, etc. In the event of

(a)          any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any Liquidation, or

(b)          any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then and in each such event the Company will mail or cause to be mailed to each holder of a Warrant a notice specifying (i) the date on which any such reorganization, reclassification, recapitalization or Liquidation is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, or Liquidation, and (ii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least twenty (20) days prior to the date specified in such notice on which any such action is to be taken, or such shorter period as may be agreed to by the holders of Warrants.

8.            Reservation of Stock, etc. Issuable on Exercise of Warrants. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock from time to time issuable on the exercise of the Warrants.

9.            Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

10.          Remedies. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

11.          Transfer of Warrant. This Warrant is issued upon the following terms, to all of which each holder or owner hereof by the taking hereof consents and agrees: this Warrant shall not be sold, assigned, transferred or pledged, except that subject to applicable federal and state securities laws, title to this Warrant may be transferred to an affiliate or employee of Holder by endorsement (by the holder hereof executing the form of assignment at the end hereof) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery.

12.          Notices, etc. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such holder or, until any such holder furnishes to the Company an address, then to, and at the address of, the last holder of this Warrant who has so furnished an address to the Company.

13.          Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Delaware. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

14.          Expiration. The right to exercise this Warrant shall expire on 5:00 p.m. (eastern time), November 17, 2014.

15.          CCS Debt Escrow Agreement. Notwithstanding anything herein to the contrary, in no event and under no circumstances shall the Company be obligated to issue shares of Common Stock upon the exercise of this Warrant to the extent that the number of shares to be delivered upon such exercise of this Warrant exceeds the number of shares of Common Stock held in escrow (at the time the Company receives the Notice of Exercise), minus the number of shares of Common Stock previously scheduled for release from escrow, in accordance with the CCS Debt Escrow Agreement (as defined in the Merger Agreement). Any Warrants which the Holder cannot exercise as a result of this Section 15 shall expire immediately.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has executed this Warrant under seal as of the date first written above.

PATIENT INFOSYSTEMS, INC.

By:        /s/ Chris E. Paterson

Name: Chris E. Paterson

Title: President and Chief Executive Officer

Patient Infosystems, Inc.

Warrant Signature Page

FORM OF SUBSCRIPTION

(To be signed only on exercise of Warrant)

PATIENT INFOSYSTEMS, INC.

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder, _______ shares of Common Stock of Patient Infosystems, Inc. and herewith makes payment of $_____ therefor, and requests that the certificates for such shares be issued in the name of, and delivered to _________, federal taxpayer identification number _______, whose address is __________.

The undersigned agrees that the shares issuable hereunder shall be subject to any lock-up agreement to which the undersigned or any of its affiliates are currently bound.

Dated:

(Signature must conform to name
of holder as specified on the
face of the Warrant)

(Address)

Signed in the presence of:

________________________________

FORM OF ASSIGNMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto __________, federal taxpayer identification number _______________, whose address is _______________, the right represented by the within Warrant to purchase _________ shares of Common Stock of Patient Infosystems, Inc. to which the within Warrant relates, and appoints ___________________ Attorney to transfer such right on the books of Patient Infosystems, Inc. with full power of substitution in the premises.

Dated:

(Signature must conform to name
of holder as specified on the
face of the Warrant)

(Address)

Signed in the presence of:

______________________________

FORM OF NET ISSUE ELECTION

(To be signed only on net issue exercise of the Warrant)

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant with respect to ___________ shares of Common Stock of Patient Infosystems, Inc., pursuant to the net issuance provisions set forth in Section 1.4 of this Warrant, and requests that the certificates for the number of shares of Common Stock issuable pursuant to said Section 1.4 after application of the net issuance formula to such ____________ shares to be issued in the name of, and delivered to ______________________________, federal taxpayer identification number _________________, whose address is _______________________________.

The undersigned agrees that the shares issuable hereunder shall be subject to any lock-up agreement to which the undersigned or any of its affiliates are currently bound.

Dated:___________________

(Signature must conform to name of holder
as specified on the face of the Warrant)

(Address)